LEADENHALL AUSTRALIA LIMITED

ABN 63 007 997 248

AFS License No. 228819

(“Underwriter”)

and

BRAINYTOYS LIMITED
ABN 28 001 894 033

(“Company”)

_________________________________________

UNDERWRITING AGREEMENT

_________________________________________

THIS AGREEMENT is made the 15th day of June 2006.

BETWEEN:

Leadenhall Australia Limited (ABN 63 007 997 248) of Level 1.31 Franklin Street, Adelaide, South Australia 5000 (“Underwriter”);

AND

Brainytoys (ABN 28 001 894 033) of Unit 6, 34 York Street, North Perth, Western Australia 6006 (“Company”).

RECITALS:

A.

The directors of the Company have authorized and resolved to issue an invitation to shareholders of the Company for the purpose of the Pro-Rata Offer of Shares.

B.

The Company has requested the Underwrite to fully underwrite the Pro-Rata Offer.  A maximum 7,572,429 shares can be issued pursuant to the Pro-Rata Offer if fully subscribed.  At the issue price of 6 cents the Pro-Rata Offer would raise up to $454, 346 for the company.  The Underwrite has agreed to do so upon the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1.

DEFINITIONS AND INTERPRETATION

1.1

In this Agreement, unless the context or subject matter otherwise requires”

“Agreement” and “this Agreement” means the agreement constituted by this document and includes the recitals”

“Application Form” means the entitlement and acceptance form that is accompanied by or attached to and forms part of the invitation to enable Participants to apply for the Underwritten Shares;

“ASIC” means the Australian Securities and Investments Commission;

“ASX” means the Australian Stock Exchange Limited (CAN 008 624 691);

“Business Day” means a day that is not a Saturday, Sunday or public holiday in Western Australia;

“Closing Date” means 7 July 2006;

“Corporations Act” means the Corporations Act (Ctn) 2001;

“Execution Date” means the date on which the last of the Parties executes this Agreement;

“Invitation” means the invitation issued to the Company’s existing Shareholders with respect to the Pro-Rata Offer and includes the Application Form:

“GST” means the tax imposed by A New Tax System (Goods and Services Imposition – General) Act 1999.

“Offer” means the offer of Shares for Subscription referred to in Recital B.

“Ordinary Share” means ordinary shares in the capitol of the Company, irrespective of whether they are fully paid or partly paid ordinary shares, unless otherwise specified;

“Participants” means those persons to whom the Pro-Rata Offer is made pursuant to the invitation;

“Party” means a party to this Agreement and “Parties” has a corresponding meaning:

“Pro-Rata Closing Date” means the final date that the company will accept applications to participate in the Pro-Rata Offer as advised by the Company to the Underwriter in writing, and as stated in the invitation;

“Pro-Rata Offer” means a pro-rata renounceable entitlement issue of up to 7,572,429 Shares on the basis of one Share for every four Ordinary Shares held at the Record Date;

“Pro-Rata Shortfall” means those Shares the subject of the Pro-Rata Offer that have not been validly applied for by the Pro-Rata Offer Closing Date;

“Prospectus” means the Brainytoys Limited prospectus dated 14 June 2006 to be issued by the Company in relation to the Offer in the form initialed on behalf of the Company prior to lodgment with ASIC;

“Record Date” means the date that applicants need to be registered on the Company’s share register as holders of fully paid Ordinary Shares in the capital of the Company to entitle them to participate in the Pro-Rata Offer, as advised by the Company to the Underwriter in writing, and as stated in the invitation;

“Share” means a fully paid ordinary share in the capital of the Company;

“Shortfall Notice” has the meaning given to it by clause 7.1;

“Underwriter’s Shortfall” means the difference between the Underwritten Shares and the number of Shares validly applied for pursuant to the Pro-Rata Offer where the Underwritten Shares exceed the number of Shares validly applied for;

“Underwritten Shares” means up to a maximum of 7,572,429 Shares that are to be offered pursuant to the Pro-Rata Offer the subject of the invitation;

“Underwritten Sum” means the sum of $454, 345.74 (being 7,572,429 multiplied by 6 cents); and

“WST” means Western Standard Time.

1.2

Unless the context otherwise requires, in the interpretation of this Agreement:

(a)

the singular shall include the plural and vis versa;

(b)

reference to any Party shall mean and include a reference to that Party its successors and assigns;

(c)

references to recitals, schedules, pages and clauses are references to recitals, schedules, pages and clauses of this Agreement;

(d)

headings in this Agreement are for convenience only and shall not affect its interpretation; and

(e)

a reference to currency or $ means Australian dollars

2.

OFFER OF SHARES

The Pro-Rata Offer shall be made in accordance with the terms and conditions of the invitation and, the Underwrite shall underwrite the offer of the Underwritten Shares subject to Clause 3.

3.

AGREEMENT TO UNDERWRITE

3.1

Subject to clause 3.2, the Underwriter agrees to underwrite the issue of the Underwritten Shares on and subject to the terms and conditions of this Agreement.

3.2

The Underwriter reserves the right to enter into sub-underwriting arrangements in respect of the Underwritten Shares with such persons and on such terms and conditions as it sees fit in its absolute discretion.

4.

LIABILITY FOR CONTENT OF INVITATION

As between the Parties, the Company shall take full responsibility for the form and content of the invitation and for all claims, proceedings and actions however arising out of the invitation and for all claims, proceedings and actions however arising out of the invitation or its publication (other than as may arise out of the form or content of any material prepared, published or circulated by the Underwriter without the prior written consent of the Company or out of the use of the invitation by the Underwriter  otherwise than in its capacity as Underwriter to the Company), and subject to those qualifications, the Company agrees to indemnify and keep indemnified the Underwriter form and against all costs and expense in respect of all claims, proceedings and actions however arising out of the invitation or its publication excluding those arising as a consequence of any negligent act or omission or breach of the Agreement by the Underwriter.

5.

APPLICATIONS FOR THE SHARES

5.1

Applications under the Offer will be accepted with effect from the date of issue of the Prospectus and will close on the Closing Date (or such other date as may be approved in writing by the Underwriter in its absolute discretion).

5.2

The Company shall only accept applications for the Shares offered by the invitation on properly completed Application Forms.  Unless the Underwriter otherwise agrees in writing any other application shall be invalid.

5.3

Other than with the prior written consent of the Underwriter, no valid Application Form shall be declined by the Company.

5.4

An application for the Shares pursuant to the Pro-Rata Offer under the invitation is valid only if the properly complete Application Form is accompanied by the payment of subscription monies and is otherwise capable of being accepted by the company.

6.

CONDUCT OF THE OFFER OF THE SHARES

6.1

None of the Parties shall make any announcement as to the progress of the Pro-Rata Offer without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  No consent is necessary if the making of an announcement is required by the ASIC, providing that the contents of this announcement do not exceed that requirement.

6.2

No advertising or publicity in relation to the Pro-Rata offer shall be undertaken without the prior written approval of the Underwriter, unless waived by the Underwriter.

6.3

The Company shall take responsibility for the content of all advertising and publicity and will indemnify and keep indemnified the Underwriter from and against all claims and proceedings whatsoever and howsoever arising out of any advertising and publicity.  This indemnity shall not extend to any claim or proceedings instituted as a result of any act or omission on the part of the Underwriter, or its employees, servants or agents, which has not been expressly authorized by the Company.

7.

SHORTFALL SHARES

7.1

If the Company has not received on or before the Pro-Rata Offer Closing Date valid applications for all of the Underwritten Shares it shall, within one Business Day of the Pro-Rata Offer Closing Date, give written notice (signed by a director of the Company) to the Underwriter of the same specifying the total number of Shares validly applied for pursuant to the Pro-Rata Offer, the number of valid applications received, the Pro-Rata Shortfall, the Underwriter’s Shortfall and certifying that as at the date of the notice:

(a)

the Company has duly observed, performed and complied with all of the provisions of this Agreement, the Corporations Act and any other law; and

(b)

there has been no default or breach by the Company of any of the provisions of this Agreement.

7.2

Within five (5) Business Days after the receipt by the Underwriter of the notice referred to in clause 7.1 and provided that all of the matters referred to in clause 7.1 (a) and (b) are true and correct, the Underwriter will lodge or cause to be lodged with the Company:

(a)

Application Forms together with a cheque or cheques made payable to the Company for the number of Shares comprising the Underwriter’s Shortfall.

8.

DISCHARGE OF UNDERWRITER’S OBLIGATIONS

The Underwriter shall be deemed to have discharged its obligations under this Underwriting Agreement in respect of the Pro-Rata Offer upon the first of the following events to occur.

(a)

The whole of the Pro-Rata offer having been subscribed for:

(b)

The Underwriter having complied with all of its obligations pursuant to clauses 7.2 and 10 of this Agreement; or

(c)

The Underwriter terminating this Underwriting Agreement pursuant to clause 12.

9.

ALLOTMENT AND ISSUE OF THE SHARES

The Company shall proceed to allot and issue the Shares the subject of the Pro-Rata Offer as early as practicable after the Pro-Rata Offer Closing Date and otherwise in accordance with the invitation and shall make all necessary arrangements to dispatch holding statements for the Shares to the respective Participants as soon as practicable after that date.

10.

OBLIGATIONS OF THE UNDERWRITER

The Underwriter shall perform all of its obligations in a manner which is consistent with the Company gaining official quotation for the Underwritten Shares.  The Underwriter shall deliver or cause to be delivered all documents required by the ASX from the Underwriter or any broker participating in the Pro-Rata Offer forthwith upon that requirement being notified to them.

11.

ENQUIRIES BY THE UNDERWRITER

11.1

At all times until the Underwritten Shares are allotted, the Underwriter and its professional advisers are entitled to make such examinations and enquiries of and concerning the business, assets, liabilities, books and accounts of the Company as the Underwriter may reasonably require for the purposes of the Offer and this Agreement.  The Company must promptly furnish all such information and documents requested by the Underwriter or its advisers.

11.2

Without limiting the generality of clause 11.1, the Company must promptly furnish the Underwriter with copies of notifications to and approvals of ASX, evidence of registration of the Prospectus and any other material or information relevant to the Offer.

12.

TERMINATION

12.1

The Underwriter may without cost or liability to themselves terminate their obligations under this Underwriting Agreement or renegotiate their obligations herein at their sale choice and discretion on or at any time after the happening of any of the following events on or before the time at which the Underwriter is required to lodge or caused to be lodged with the Company an application for Shares under clause 7.2:

(a)

Any announcement is made by the Government of Australia or any state of Australia or any governmental authority or the Reserve Bank or Australia which in the reasonable opinion of the Underwriter could materially adversely affect the success of the Pro-Rata Offer as a consequence of proposed or promulgated legislation or regulations which would materially adversely affect the operations of the Company or any industry in which the Company operates; or

(b)

There is in the reasonable opinion of the Underwriter any material adverse change in relation to any of the interests held by the Company or in any of its projects of businesses which are referred to in the Prospectus;

(c)

The Company is in default under any of the terms and conditions of this Underwriting Agreement or any of the provisions binding on it hereunder.

(d)

The Company withdraws the Prospectus;

(e)

The occurrence of any event  set in 652C of the Corporations Act in relation to the Company as though the Company were a target, other than any allotment of securities, and any grant of security, contemplated in the Prospectus;

(f)

The Prospectus does not comply with the relevant provisions of the Corporations Act;

(g)

If a resolution is passed by the Company for its voluntary liquidation or an order is made for its winding-up or the Company enters into a scheme of arrangements with its creditors under the Corporations Act or any liquidator, receiver, or official manger is appointed in respect of the Company or if the Company becomes insolvent;

(h)

There is in the reasonable opinion of the Underwriter a material adverse change in the state of domestic and/or overseas securities markets that jeopardize the success of the Pro-Rata Offer;

(i)

There is in the opinion of the Underwriter any material adverse change in the financial position or prospects of the Company; or

(j)

ASX refuses, does not grant on terms acceptable to the Underwriter, or withdraws approval for the granting of Official Quotation for the Shares offered pursuant to the Pro Rata Offer or ASX makes a statement to that effect to the Company, the Underwriter or any other person;

12.2

Any termination by the Underwriter under clause 11.1 shall take effect when notice in writing thereof is given by the Underwriter to the Company.

13.

UNDERWRITING FEE

13.1

The Company shall, within five (5) Business Days of the Underwriter complying with clause 7.2 or the Company allotting all of the Underwritten Shares whichever is the earliest, pay to the Underwriter an underwriting fee of 6% of the Underwritten Sum plus GST.  These fees shall be satisfied by the issue of shares in the Company at an issue price of 6 cents each.

13.2

In addition to the fee referred to in clause 13.1, the Company must within five (5) Business Day of receipt of written notice from the Underwriter pay to that Underwriter (or as it directs) the Underwriter’s incidental costs and expense, that were approved by the Company, in respect to acting as Underwriter for the Pro-Rata Offer.  The value of such costs and expenses have been agreed at $5,000 plus GST.

14.

GOODS AND SERVICES TAX (GST)

14.1

If any supply made by the Underwriter under this agreement (including the supply of any rights, goods, services, benefits or other things) is subject to GST, the Underwriter may.  If it incurs a liability to pay GST in respect of that supply, recover form the Company an amount on account of GST in addition to any payment or other consideration for that supply.

14.2

The additional amount is:

(a)

equal to the Price (or the relevant part of the Price if only part of the Price relates to a supply which is subject to GST) for the supply multiplied by the prevailing GST rate; and

(b)

payable at the same time and in the same manner as the Company is required to pay or provide the consideration for the supply to which the additional amount relates.

14.3

If the Company is required to reimburse the Underwriter for any Costs incurred by the Underwriter, in addition to those set out in Clause 13.2 the amount of the Costs incurred is taken for the purposes of this agreement to be reduced by the amount of any input Tax Credit to which the Underwriter is entitled to claim in respect of Costs.

14.4

Within 14 days of receiving an amount under the clause, the Underwriter must provide the Company with a Tax invoice.

15.

NOTICES

15.1

Each notice authorized or required to be given to a Party shall be in writing and may be delivered personally or sent by properly addressed and prepaid mail or facsimile in each case addressed to the Party at its address set out in clause 15.2, or as the case may be to such other address or it may from time to time notify to the other Party pursuant to clause 15.3.

15.2

The initial address of the Parties shall be as follows:

In the case of the Underwriter:

Level 1

31 Franklin Street

Adelaide SA 5000

Facsimile, +61 8 8385 2200

Attention: Mr. T Lebbon

In the case of the Company:

Unit 6

34 York Street

NORTH PERTH WA 6006

Facsimile: +62 8 9228 0704

Attention: Mr. A Aquero

15.3

Each Party may from time to time change its address by giving notice pursuant to clause 15 to the other Party.

15.4

Any notice given pursuant to clause 15 will be conclusively deemed to have been received:

(a)

In the case of personal delivery, on the actual day of delivery if delivered prior to 5 pm (Perth time) on a Business Day or on the next following business Day if delivered after 5 pm (Perth time) on a Business Day or on other than a Business Day;

(b)

If sent by mail, on the seventh clear Business Day after the day of posting; or

(c)

If sent by facsimile, on the day the facsimile was sent by clear transmission.

16.

FURTHER ASSURANCE

Each Party shall sign, execute and do all deeds, acts, documents and things as may reasonably be required by the other Party to effectively carry out and give effect to the terms and intentions of this Agreement.

17.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law from time to time in the State of Western Australia and the Parties agree to submit to the non-exclusive jurisdiction of the courts of Western Australia and the courts which near appeals therefrom.

18.

VARIATION

No modification or alteration of the terms of this Agreement shall be binding unless made in writing dated subsequent to the date of this Agreement and duly executed by the Parties.

19.

COSTS

19.1

All stamp duty assessed on or in respect of this Agreement shall be paid by the Company.

19.2

The Company shall pay all legal costs of and incidental to the preparation negotiation and execution of this Agreement.

20.

MISCELLANEOUS

20.1

If any provision of this Agreement or part thereof shall be invalid and not enforceable in accordance with its term, all other provisions or parts there of which are self-sustaining and capable of separate enforcement without regard to the provisions, shall be an continue to valid and forceful in accordance with their terms.

20.2

This Agreement shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

20.3

This Agreement may be executed in any number of counterparts (including by way of facsimile) each of which shall be deemed for all purposes to be an original and all such counterparts take together shall be deemed to constitute one and the same instrument.

EXECUTED by the Parties as an agreement

THE COMMMON SEAL of

LEADENHALL AUSTRALIA LIMITED

ABN 63 007 997 248

Was hereunto affixed by authority of

the Board of Directors in the presence of:

Director

Secretary

THE COMMON SEAL of

BRAINYTOYS LIMITED

ABN 28 001 894 033

Was hereunto affixed by authority of

the Board of Directors in the presence of:

Director

Director/ Secretary